Exhibit 10.3

DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (this “Agreement”) is dated as of May 9, 2023 between Progressive Care Inc., a Delaware corporation (the “Company”), and each holder identified on the signature pages hereto (each, a “Holder” and together, the “Holders”).

WHEREAS, pursuant to that certain Amended and Restated Secured Convertible Promissory Note, dated as of September 2, 2022, in the original face amount of $2,790,885.63 (the “Note”), made by the Company for the benefit of the lenders identified on the signature pages thereto (including the Holders, the “Lenders”), the total accrued and unpaid principal and interest payable to the Lenders under the Note as of the date of this Agreement is $2,887,228.53. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Note.

WHEREAS, of the total $2,887,228.53 accrued and unpaid principal and interest payable to the Lenders under the Note as of the date of this Agreement, each Holder is owed the portion set forth on its signature page hereto (each, a “Pro Rata Amount”).

WHEREAS, the Company has advised the Holders that it intends to sell 455,000 units (each a “Unit”) in a private placement (the “Placement”) at $2.20 per Unit, each Unit to consist of one share of Common Stock and a warrant to purchase one share of Common Stock at a purchase price of $2.20 per share.

WHEREAS, the agent for the Placement has imposed as a pre-condition to the Placement the conversion by Holders of their respective portions of the Note.

WHEREAS, if the Holders were to wait to convert their portion of the Note into Common Stock until after completion of the Placement they would be entitled to the benefit of an improved conversion rate as a result of the Placement.

WHEREAS, to induce the Holders to agree to the conversion at the present time, the Company is willing to issue a Common Stock Purchase Warrant in the form attached hereto as Exhibit A (each, a “Warrant”), to each Holder exercisable for a number of shares of Common Stock equal to the number of Conversion Shares to be issued to such Holder upon conversion of its portion of the Note.

WHEREAS, each Holder is willing to convert its portion of Note on the terms set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Conversion. Each Holder hereby agrees to submit for conversion its Pro Rata Amount under the Note, such conversion to be contingent upon, and to take place contemporaneously with, the closing of the Placement.

2. Conversion Price. The Company and each Holder agree that the “Conversion Price” as that term is defined in Note, for purposes of the conversion contemplated hereby shall be $2.20 per Conversion Share.

3. Warrants. The Company shall issue a Warrant to each Holder exercisable for a number of shares of Common Stock equal to the number of Conversion Shares to be issued to such Holder upon conversion of its portion of the Note. The Warrants will be in substantially the same form as the warrants issued in the Placement, will have a five year term from the date of this Agreement and will have an exercise price per share of $2.20.

(Remainder of Page Intentionally Blank. Signature Pages Follow.)

IN WITNESS WHEREOF, the undersigned have executed this Debt Conversion Agreement as of the date first set forth above.

COMPANY:

Progressive Care Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned Holder has executed this Debt Conversion Agreement as of the date first set forth above.

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Pro Rata Amount: (To be completed by the Company)